NEUBERGER BERMAN EQUITY TRUST
                                TRUST INSTRUMENT

                                         SCHEDULE A

SERIES                                   DATE MADE PARTY TO AGREEMENT
------                                   ----------------------------

Neuberger Berman Focus Trust             May 11, 1993

Neuberger Berman Genesis Trust           May 11, 1993

Neuberger Berman Guardian Trust          May 11, 1993

Neuberger Berman Manhattan Trust         May 11, 1993

Neuberger Berman Partners Trust          May 11, 1993

Neuberger Berman International Trust     August 30, 1997

Neuberger Berman Millennium Trust        October 19, 1998

Neuberger Berman Regency Trust           April 30, 1999

Neuberger Berman Socially Responsive     December 1, 1999
Trust

Neuberger Berman Century Trust           November 17, 1999